Exhibit 10.1
Services Agreement
American Medical Systems
Martin Emerson
10700 Bren Road West
Minnetonka, MN 55343
Dear Martin,
Salo, LLC appreciates the opportunity to provide services to you and is pleased to confirm the following terms of engagement:
Scope of Services
Salo, LLC will provide financial professionals to render services on your premises and under your supervision. For each engagement of our services, we will provide to you a Statement of Work to this agreement (the “Agreement”) that will describe the services we will provide, the professionals we will assign (“Contractors” or “Contractor”), and the hourly charge for each Contractor. If any changes or additions are made to the Statement of Work, we will send you a new attachment. Our Contractors will perform duties within their skills related to the engagement and will expect that you understand that they are not authorized to sign tax returns, render legal or accounting opinions, handle or transport cash or other negotiable instruments, or make any final decisions on your behalf that would normally be made by one of your directors or officers.
Assignments are performed under the control and supervision of Client and Salo, LLC has no responsibility with respect thereto. Salo, LLC does not warrant or guarantee that its Contractors will provide or produce a technical or other solution to Client’s problems or needs or warrant performance or results.
For one year after any Contractor or Contractor prospect is introduced to Client by Salo, LLC and during any Assignments, and for one year after any Assignment, Client shall be prohibited from soliciting such Contractor to work for Client as an employee of Client or as an independent contractor that Client pays directly or from encouraging Contractor to make an inquiry of Client regarding the same.
Client is responsible for having Contractors sign any Client forms related to proprietary information, inventions assignment, and related agreements, consistent with Contractor’s obligations to others. Notwithstanding any industry practice or course of dealing or otherwise, Salo, LLC is not responsible for and shall not be liable for Client’s failure to obtain necessary and sufficient agreements for protection or ownership of proprietary information or intellectual property or noncompetition with respect to any Contractors.
Salo, LLC and Client agree to defend, indemnify and hold each other harmless from and against all Damages relating to personal injury, death or tangible physical property damage that results from that party’s willful or negligent act or omission. Salo, LLC agrees to defend, indemnify and hold Client harmless from and against all Damages resulting from any alleged failure by Salo, LLC to pay any wages, benefits or federal, state or local taxes relating to Contractors. Client agrees to defend, indemnify and hold Salo, LLC harmless from and against all Damages resulting from any alleged failure by Client to comply with applicable employment or health and safety laws.
Salo, LLC’s aggregate liability for any uninsured Damages arising out of Contractor services from any cause or causes, including negligence, shall not exceed the total amount paid to Salo, LLC for such Contractor services. For claims covered by insurance, Salo, LLC’s total liability shall not exceed the amount paid to Salo, LLC for such Contractor services. For claims covered by insurance, Salo, LLC’s total liability shall not exceed the amount paid on Salo, LLC’s behalf by insurers in settlement or satisfaction of such claim. NEITHER SALO, LLC NOR CLIENT WILL BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OR DAMAGE TO DATA OR PROPRIETARY INFORMATION, LOSS OF ANTICIPATED REVENUE, WORK STOPPAGE OR IMPAIRMANT OF OTHER ASSETS, WHETHER OR NOT FORSEEABLE.
The parties agree to arbitrate any dispute concerning this Agreement pursuant to the commercial arbitration rules of the American Arbitration Association in Minneapolis, Minnesota. The arbitrator’s decision shall be final and non-appealable and the losing party shall pay the prevailing party’s reasonable attorney’s fees and costs as determined by the court, arbitrator or mediator.
Fees
Fees for services will be as described in each Statement of Work to this Agreement. Each Contractor will keep a record of hours worked and present it to you weekly for your approval and signature. Bills will be submitted to you weekly based upon your approval of the Contractor’s record of hours worked, and you agree to pay our bills upon receipt.
Salo, LLC incurs substantial recruiting, screening, administrative, and marketing expenses in connection with Contractor. In the event a Contractor furnished by Salo, LLC is directly hired as a regular employee of the Client at any time during the first twelve months of an assignment or within twelve months following its completion, Client hereby agrees to pay Salo, LLC a fee equal to 35% of the annual salary and bonus offered to Contractor. This fee is due and payable on the date of hire, and any reduction or modification of this fee must be agreed to in writing by an authorized Salo, LLC representative.
Equal Employment and Safety
Both of us agree to comply with all applicable federal, state and local equal employment opportunity laws, including, but not limited to, Title VII of the 1964 Civil Rights Act, the Americans with Disabilities Act, the Minnesota Human Rights Act and, if applicable, any affirmative action requirements of Executive Order 11246, the Rehabilitation Act of 1973 or the Vietnam Era Veterans Readjustment Assistance Act of 1974. You certify that your premises comply with all government requirements regarding safe working conditions and that our professionals working on your premises will be given any required safety training or information.
Guarantee
If for any reason you are dissatisfied with a professional assigned to you, we will immediately remove that person and furnish a replacement as soon as possible. If we are notified of your dissatisfaction before the completion of the person’s second day of work, we will not charge you for the first sixteen (16) hours worked by the person. We make no other warranty, either express or implied. We will not be liable for incidental, indirect or consequential damages or lost profits, and our maximum liability for any specific engagement, in any case, will not exceed the fees actually paid to us for that engagement.
Termination or Changes
This Agreement reflects the entire understanding between us of our engagement. Any change to this Agreement or the services must be in writing and signed by both of us. Either party may terminate this Services Agreement for convenience, upon thirty (30) days’ prior written notice to the other party.
General
(a) All notices shall be in writing; mailed notice shall be deemed given the third business day after mailing. (b) This Agreement may be assigned by either party without the advance written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, and assigns. (c) After expiration or termination of this Agreement, all provisions relating to payment shall survive until completion of required payments. In addition, all provisions regarding warranty and liability and limits thereon shall survive indefinitely. (d) The parties shall at all times be independent contractors with respect to each other in carrying out this Agreement. (e) Nothing contained in this Agreement shall create a joint venture, partnership or employment relationship among the parties and no party has the right, power or authority to create any obligation or duty, express or implied, on behalf of any other party. (f) This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the laws of, the State of Minnesota, exclusive of its rules governing choice of law and conflict of laws. Any actions under this Agreement shall be brought in Hennepin County District Court, State of Minnesota.
The terms of this Agreement will become effective upon our receipt of a copy of this Agreement signed by you.
We appreciate the opportunity to be of service to you and look forward to working with you.

Salo, LLC
By:	/s/ Amy Langer
Signature
Amy Langer

Date: August 7, 2006
Accepted and Agreed:

By:	/s/ Martin Emerson
Signature
Martin Emerson

Date: August 8, 2006

Client Attachment
Statement of Work
Client Name: American Medical Systems
This Statement of Work is issued pursuant to the Salo, LLC Services Agreement and relates specifically to the following engagement:
Date of Client Services Agreement: August 7, 2006
Client Contact & Phone Number: Martin Emerson
Description of Work to be Performed: Interim Chief Financial Officer
Consultant Name: Jill Burchill
Hourly Bill Rate: $225 Regular—$275 Overtime*
Consultant Start Date: August 14, 2006
Consultant Approximate End Date: December 15, 2006
Either party may terminate this Statement of Work for convenience, upon thirty (30) days’ prior written notice to the other party.
Accepted By:

Client		Salo, LLC
By:	/s/ Martin Emerson Signature Martin Emerson	By:	/s/ Amy Langer Signature Amy Langer
• Sálo, LLC is required by law to pay overtime to any Consultant working greater than 40 hours in a work week, the billing rate for that Consultant’s overtime hours will be at a discounted rate of $275/hour.
Client will pay Salo, LLC for the services of Contractors at the rates of pay specified in the Engagement Letter, including overtime rates. Payments to Salo, LLC are due upon receipt of invoice. Interest shall accrue at the lower of 1.5% per month or the maximum rate allowed by law on amounts more than 30 days past due. Client shall pay reasonable costs and attorneys’ fees of Salo, LLC for collection of past due accounts.
If you or any of your affiliates hire or engage any of our Consultants, whether directly or indirectly, within twelve (12) months following the termination of the Consultant’s services to you under this Statement of Work, you agree to pay us a fee equal to 35% of the Consultant’s anticipated aggregate annual compensation, including bonuses. You agree to pay this fee in addition to any hourly fees incurred by you prior to your hiring or engagement of the Consultant.

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